CONFIDENTIAL RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

1.Factual Background. Andrew J. Pease (“Executive”) is currently employed by QuickLogic Corporation (the “Company”). Executive was previously the Company’s President and Chief Executive Officer, until he resigned from those positions on June 24, 2016. Executive executed an Employee Proprietary Information, Invention and Arbitration Agreement with the Company on or about November 16, 2006 (the “Confidentiality Agreement”). During his employment with the Company, Executive was granted Company stock options and restricted stock units (collectively, the “Equity”), which Equity was subject to time-based vesting requirements. Each of Executive’s Equity grants was subject to and governed by the terms and conditions of certain equity agreements between the Company and Executive, as well as the applicable Company equity plans (which agreements and plans are hereafter referred to collectively as the “Equity Agreements”). A current schedule of Executive’s Equity grants and their vesting status is attached as Exhibit A.

Executive has decided to retire from his employment with the Company, and to terminate his employment relationship with the Company, effective as of July 29, 2016 (the “Resignation Date”). The Company wants to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his resignation from employment, to secure Executive’s consulting services for a period of time following his resignation, and to settle and resolve any claims that Executive has or may have against the Company and its affiliated persons and entities. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive, but only if Executive has not revoked this Agreement (by email notice to hart@quicklogic.com) prior to that date.

2.Resignation Date. Executive hereby resigns voluntarily from his employment with the Company effective as of the Resignation Date, and the Company hereby accepts such resignation. Executive hereby confirms his resignation from all of his officer positions with the Company (including the positions of President and Chief Executive Officer) effective as of June 24, 2016. Executive will remain a member of the Company’s Board of Directors (the “Board”) until such time as a majority of the Board requests that he resign from the Board (at which time Executive will promptly submit his written resignation from the Board to its Chairman) or he is not re-elected to the Board.

3.Transition Period and Duties. During the period between the date of this Agreement and the Resignation Date (the “Transition Period”), the Company will continue to pay Executive his current base salary, and Executive will continue to receive his current Company employee benefits, including vesting of the Equity in accordance with the terms of the Equity Agreements. During the Transition Period, Executive will continue to perform any work or services for the Company as requested by the Board or the Company’s Chief Executive Officer, and will complete an orderly transition of his duties and responsibilities.

4.Resignation Benefits. Subject to Executive’s strict compliance with the terms of this Agreement, including his re-execution of this Agreement (without revocation) as described below, the Company shall provide Executive with the following benefits:

(a)	Any Equity that is unvested as of the Resignation Date shall become vested in full as of that date;

(b)	Executive shall have a period of one year following the Resignation Date (through July 28, 2017) to exercise his right to purchase any vested Company stock options that are part of the Equity; and

(c)	On or after the Resignation Date, the Company will enter into the Independent Contractor Services Agreement with Executive that is attached as Exhibit B.

Except as modified by (a) and (b), the Equity Agreements will remain in full force and effect, and the parties’ rights and obligations with respect to the Equity will continue to be governed by the Equity Agreements. Executive will be reimbursed for any necessary, documented business expenses that he incurred during his employment with the Company in accordance with the Company’s expense reimbursement policies; Executive agrees to submit any such unreimbursed expenses (and all required supporting documentation) to the Company for reimbursement by no later than July 26, 2016. Executive acknowledges and agrees that he is not entitled to any additional compensation, equity, reimbursements, or benefits from the Company other than as set forth in Paragraphs 3 and 4.

5.     Release of Claims. In exchange for his continued employment through the Resignation Date and the compensation and benefits described in Paragraphs 3 and 4, Executive and his successors release the Company, and its parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ current and former shareholders, investors, directors, officers, members, employees, agents, attorneys, insurers, legal successors, assigns, and affiliates, of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or the California Fair Employment and Housing Act, and any claims under the California Labor Code, the Fair Labor Standards Act, the Fair Credit Reporting Act or any other applicable law (all listed statutes in this Paragraph as they have been, or are in the future, amended). This release of claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights. As further consideration for his continued employment through the Resignation Date and the other benefits described above, Executive agrees to extend this release of claims through and including the Resignation Date by re-executing this Agreement, without revocation, on the space provided at the end of this Agreement on or within five (5) days following the Resignation Date.

6.    Section 1542 Waiver. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

7.    Continuing Obligations and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Confidentiality Agreement. On or before the Resignation Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any files, records, , computer equipment, credit cards, keys, programs, manuals, business plans, financial records, customer information, and all documents (whether in paper, electronic, or other format, and any copies thereof) that Executive prepared or received in the course of his work for the Company.

8.    Confidentiality and Non-Disparagement. Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Executive further agrees that he will not, at any time in the future, make any critical or disparaging statements to any third parties (including, without limitation, any print or broadcast media) or through any form of social media about the Company, or any of its products, services, employees, or Board members, unless such statements are made truthfully in response to a subpoena or other legal process.

9.    Agreement Not to Assist with Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former employee of the Company, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former employee of the Company, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

10.    Attorneys' Fees. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

11.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

12.    Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

13.    Counterpart Execution. This Agreement may be executed by the parties separately in counterparts, and facsimile or electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email between the parties, have the same force and effect as if a mutually-signed, single original agreement had been executed.

14.    Integration and Modification. This Agreement, along with the Confidentiality Agreement and the Equity Agreements, constitute the entire agreement between the parties with respect to the termination of their employment relationship and the other matters covered herein, and they supersede all prior negotiations and agreements between the parties regarding those matters, whether written or oral. This Agreement may not be modified or amended except by a document signed by an authorized member of the Board and Executive.

EXECUTIVE UNDERSTANDS THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS

AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT (BY EMAIL NOTICE AS DESCRIBED IN PARAGRAPH 1), AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE CONTINUED EMPLOYMENT, EQUITY VESTING, AND OTHER BENEFITS DESCRIBED ABOVE, WHICH EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HIS EXECUTION OF THIS AGREEMENT.

Dated: July 9, 2016                    /s/ Andrew J. Pease
Andrew J. Pease

QuickLogic Corporation

Dated: July 9, 2016                By:    /s/ E. Thomas Hard            _____
E. Thomas Hart
Its:     Chairman

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By re-signing this Agreement on or after the Resignation Date, I hereby extend the release of claims set forth in Paragraphs 5 and 6 above so as to include any and all such claims that exist or arise at any time up to and including the date on which I re-sign this Agreement below. I hereby acknowledge and agree that I have been paid in full all wages (including, without limitation, base salary, bonuses, and vacation/paid time off) and benefits that I earned during my employment with the Company. I understand that I may revoke this extension of the release of claims at any time within the seven (7) days following my re-execution of this Agreement, which revocation must be delivered by email in the manner described in Paragraph 1.

Dated: July 28, 2016                /s/ Andrew J Pease
Andrew J. Pease